================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------

                                  FORM 8-K/A
                               (AMENDMENT NO. 1)
                                CURRENT REPORT

                      Pursuant to Section 13 or 15 (d) of
                      the Securities Exchange Act of 1934

                            -----------------------

               Date of Report (Date of Earliest event reported):
                               January 25, 1999

                            -----------------------

                             SHERIDAN ENERGY, INC.
            (Exact name of registrant as specified in its charter)

                            -----------------------

        Delaware                    1-10201                    76-0507664
(State of Incorporation)    (Commission File Number)       (IRS Employee
                                                           Identification No.)

                            -----------------------

                           1000 Louisiana, Suite 800
                             Houston, Texas  77002
                   (Address of principal executive offices)

              Registrant's telephone number, including area code
                                (713) 651-7899


================================================================================

                             SHERIDAN ENERGY, INC.

                                  FORM 8-K/A

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS................................... 1

         (a) Financial Statements of the Acquisition......................... 1

             Report of Independent Auditors.................................. 1

             Historical Statements of Revenues and Direct
             Operating Expenses of Certain Oil and Gas Properties Acquired
             from Amerada Hess Corporation................................... 2

             Notes to the Historical Statements of Revenues and
             Direct Operating Expenses of Certain Oil and Gas Properties
             Acquired from Amerada Hess Corporation.......................... 3

         (b) Pro Forma Financial Information................................. 7

             Unaudited Pro Forma Condensed Consolidated Financial
             Statements...................................................... 7

             Pro Forma Condensed Consolidated Balance Sheet - Unaudited
             December 31, 1998............................................... 8

             Pro Forma Condensed Consolidated Statement of
             Operations - Unaudited Year Ended December 31, 1998............. 9

             Notes to Unaudited Pro Forma Condensed Consolidated
             Financial Statements............................................10

         (c) Exhibits........................................................12

SIGNATURES...................................................................13

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a)  Financial Statements of the Acquisition

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Sheridan Energy, Inc.

    We have audited the accompanying historical statements of revenues and direct operating expenses of certain oil and gas properties acquired from Amerada Hess Corporation (the "Amerada Transaction") by Sheridan Energy, Inc. and its subsidiary (the "Company") for the years ended December 31, 1998 and 1997. These historical statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying historical statements were prepared as described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and direct operating expenses of the Amerada Transaction.

    In our opinion, the historical statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Amerada Transaction for the years ended December 31, 1998, and 1997, in conformity with generally accepted accounting principles.

                                                 Ernst & Young LLP

Houston, Texas
March 12, 1999

                     SHERIDAN ENERGY, INC. AND SUBSIDIARY

       Historical Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Amerada Hess Corporation

                                (in thousands)

                                                 Year Ended December 31,
                                                 ----------------------
                                                    1998        1997
                                                 ----------   ----------
Revenues:
  Natural gas                                       $13,765   $16,874
  Oil and condensate                                     87       180
                                                    -------   -------
    Total revenues                                   13,852    17,054

Direct operating expenses                             2,123     2,357
                                                    -------   -------
Revenues in excess of direct operating expenses     $11,729   $14,697
                                                    =======   =======


                See the accompanying notes to these statements.

                     SHERIDAN ENERGY, INC. AND SUBSIDIARY

 Notes to the Historical Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Amerada Hess Corporation


1.  Basis of Presentation

    Sheridan Energy, Inc. (the "Company"), through a newly formed subsidiary, Sheridan California Energy, Inc. ("SCEI"), signed an agreement dated November 9, 1998 to acquire from Amerada Hess Corporation ("Amerada Hess"), effective November 1, 1998, certain oil and gas properties located in the Sacramento Basin, California (the "Amerada Transaction") for approximately $58.0 million. The Amerada Transaction closed on January 25, 1999.

    The revenues and direct operating expenses associated with the Amerada Transaction were derived from the Amerada Hess accounting records. Revenues and direct operating expenses, as set forth in the accompanying historical statements, include oil and gas revenues and associated direct operating expenses related to the net revenue interest and net working interest, respectively, in the acquired properties. Each owner recognizes revenue and expenses based on its proportionate share of the related production and costs. The historical statements include oil and gas revenues, net of royalties. Expenses include labor, services, repairs and maintenance, and supplies utilized to operate and maintain the wells and related equipment as well as property taxes.

    The accompanying historical statements vary from an income statement in that they do not show certain expenses which were incurred in connection with ownership of the acquired properties including general and administrative expenses and income taxes. These costs were not separately allocated to the acquired properties in Amerada Hess' accounting records and any pro forma allocation would be both time consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the acquired properties been operated historically as a stand-alone entity. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the acquired properties had they been assets of the Company due to the greatly varying size, structure, operations and accounting of the two companies. The accompanying historical statements also do not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of those costs which would be incurred by the Company upon allocation of the purchase price.

    For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Amerada Transaction.

    At the end of the economic life of these fields, certain restoration and abandonment costs will be incurred by the respective owners of these fields. No accrual for these costs is included in direct operating expenses.

    With respect to gas sales, the sales method is used for recording revenues. Under this approach, revenues were based on the monthly production sold by Amerada Hess.

                     SHERIDAN ENERGY, INC. AND SUBSIDIARY

 Notes to the Historical Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Amerada Hess Corporation

2.  Related Party Transactions

    Affiliates of Amerada Hess acquired all of the natural gas production from the acquired properties for each of the two years ended December 31, 1998.

3.  Supplementary Oil and Gas Information (Unaudited)

    Proved Reserve Estimates

    Oil and gas proved reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance which require evaluations by the engineers interpreting the available data, as well as price and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs, as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells. Subsequent data may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the reserve estimate. The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, which have the potential to increase reserves beyond those envisioned during the early years of a reservoir's producing life.

    Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under current prices and costs as of the date the estimate is made. Proved developed reserves are those reserves which can be expected to be recovered from existing wells, equipment and operating methods. Proved undeveloped reserves are those reserves which can be expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required. Proved reserves represent the estimated recoverable volumes after deducting from gross reserves the portion due land owners or others as royalty or operating interests.

    Estimates of proved reserves include and rely upon a production and development strategy. The Company's estimates, as determined by reservoir engineers, are based upon plans developed using current information and reflect the Company's risk tolerance and philosophy of minimizing future capital expenditures in producing incremental reserves during the last years of the acquired properties as well as its plans with respect to developing proved undeveloped reserves. Such reserves typically involve a higher degree of uncertainty. As a result, the Company's estimates may not be comparable to other oil and gas producers. In any case, many factors such as changes in prices or costs or efforts in sound technical judgment made on the best information available may cause actual production to vary significantly from estimated reserves. Estimates of proved reserves for prior periods reflect the Company's estimate of proved reserves as determined retrospectively.

    Estimated quantities of proved oil and gas reserves and of changes in quantities of proved developed and undeveloped reserves in thousands of barrels ("MBbls") and billion cubic feet ("Bcf") for each of the periods indicated were as follows:

                     SHERIDAN ENERGY, INC. AND SUBSIDIARY

 Notes to the Historical Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Amerada Hess Corporation


                                                         Oil         Gas
                                                       (MBbls)      (Bcf)
                                                       -------      -----
Proved reserves at December 31, 1996                     48         95.3
  Production                                            (11)        (7.2)
  Extensions, discoveries and improved recovery          --           --
  Revisions of previous estimates                         2           .4
                                                       ----         ----
Proved reserves at December 31, 1997                     39         88.5
  Production                                             (8)        (6.7)
  Extensions, discoveries and improved recovery          --           --
  Revisions of previous estimates                         1          1.0
                                                       ----         ----
Proved reserves at December 31, 1998                     32         82.8
                                                       ====         ====

Proved developed reserves at:
  December 31, 1996                                      47         90.4
  December 31, 1997                                      39         84.7
  December 31, 1998                                      32         80.0

Standardized Measure of Discounted Future Net Cash Flows

    The following disclosures concerning the standardized measure of discounted future cash flows from proved oil and gas reserves are presented in accordance with the Statement of Financial Accounting Standards No. 69 ("SFAS 69"). As prescribed by SFAS 69, the amounts shown are based on prices and costs at the end of each period and a 10 percent annual discount factor. Since prices and costs do not remain static, and no price or cost changes have been considered, the results are not necessarily indicative of the fair market value of the estimated proved reserves, but they do provide a common benchmark which may enhance the user's ability to project future cash flows.

    The standardized measure in discounted future net cash flows related to proved oil and gas reserves at December 31 was as follows (in thousands):

                                                             1998        1997
                                                             ----        ----
Future cash flows                                          $182,079    $169,841
Future production costs                                     (42,630)    (43,207)
Future development costs                                     (1,888)     (2,393)
                                                           --------    --------
Future pre-tax cash flows                                   137,561     124,241
Future income taxes                                         (30,810)    (26,243)
                                                           --------    --------
Future net cash flows                                       106,751      97,998
10% annual discount for estimated timing of cash flows      (46,713)    (44,677)
                                                           --------    --------
Standardized measure of discounted future net cash flows   $ 60,038    $ 53,321
                                                           ========    ========

                     SHERIDAN ENERGY, INC. AND SUBSIDIARY



 Notes to the Historical Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Amerada Hess Corporation

    The standardized measure of discounted future net cash flows is based on the following oil and gas prices at December 31:


                                                      1998     1997
                                                      ----     ----
Oil (per Bbl)                                        $12.97   $13.57
Gas (per Mcf)                                        $ 2.18   $ 1.91


    The principal sources of changes in the standardized measure for the years ended December 31 were as follows (in thousands):

                                                       1998        1997
                                                       ----        ----
Balance at beginning of the year                     $ 53,321    $102,948
Sales and transfers of oil and gas produced, net
 of production costs                                  (11,729)    (15,234)
Net change in prices and costs                         13,072     (76,252)
Extensions, discoveries and improved recovery              --          --
Changes in estimated future development costs             504         244
Revisions of quantity estimates                           922         288
Net change in income taxes                             (2,900)     29,780
Accretion of discount                                   5,332      10,295
Changes in production rates (timing) and other          1,516       1,252
                                                     --------    --------
Balance at the end of the year                       $ 60,038    $ 53,321
                                                     ========    ========

    (b)  Pro Forma Financial Information

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma condensed consolidated financial statements of Sheridan Energy, Inc. and its subsidiaries (the "Company") have been prepared to give effect to the acquisition of certain oil and gas properties of Amerada Hess Corporation (the "Amerada Transaction") through a newly formed subsidiary, Sheridan California Energy, Inc. ("SCEI") and the related financing transactions of the issuance of SCEI's redeemable senior preferred stock and shares of SCEI's common stock to Calpine Corporation and CPN Production Company, and the entering into of a borrowing base facility with Bank One, Texas, N.A., as if such transactions had taken place as of January 1, 1998 for the Pro Forma Condensed Consolidated Statement of Operations and as of December 31, 1998 for the Pro Forma Condensed Consolidated Balance Sheet. This information should be read in conjunction with the Consolidated Financial Statements for Sheridan Energy, Inc. filed in Form 10-KSB for the year ended December 31, 1998 and the Historical Statements of Revenues and Direct Operating Expenses included herein with respect to the oil and gas properties acquired in the Amerada Transaction.

                    SHERIDAN ENERGY, INC. AND SUBSIDIARIES
          Pro Forma Condensed Consolidated Balance Sheet - Unaudited
                               December 31, 1998
                                (in thousands)



                                             AMERADA        PRO FORMA
                                           TRANSACTION       SHERIDAN
                              SHERIDAN      PRO FORMA      ENERGY, INC.
                             ENERGY, INC.   ADJUSTMENTS    AND SUBSIDIARY
                             ------------   -----------    --------------
Assets

Current assets                 $11,099      $(55,170)(A)      $  8,099
                                                (430)(B)
                                              37,700 (C)
                                              14,900 (D)
Property and equipment, net     55,958        55,170 (A)       111,128
Other assets                     1,820           430 (B)         2,250
                               -------      --------          --------
Total assets                   $68,877      $ 52,600          $121,477
                               =======      ========          ========

Liabilities and Stockholders'
 Equity
Current liabilities            $15,868      $     --          $ 15,868
Long-term debt                  31,950        37,700 (C)        69,650
Redeemable preferred stock      10,675        13,000 (D)        23,675
Minority interest                   --         1,900 (H)         1,900
Stockholders' equity            10,384         1,900 (D)        10,384
                                              (1,900)(H)
                               -------      --------          --------
Total Liabilities &
 Stockholders' Equity           68,877      $ 52,600          $121,477
                               =======      ========          ========


     See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                    SHERIDAN ENERGY, INC. AND SUBSIDIARIES
     Pro Forma Condensed Consolidated Statement of Operations - Unaudited
                         Year Ended December 31, 1998
                     (in thousands, except per share data)

                                                                                              PRO FORMA
                                                SHERIDAN        AMERADA       PRO FORMA        SHERIDAN
                                              ENERGY, INC.   TRANSACTION     ADJUSTMENTS     ENERGY, INC.
                                              ------------   -----------     -----------     ------------
Revenues                                        $ 19,831      $ 13,852        $     --         $ 33,683

Costs and expenses:
  Oil and gas production                           6,957         2,123              --            9,080
  Depreciation, depletion and amortization        10,057            --           4,766 (E)       14,823
  Impairment provision on oil and gas
    properties                                     3,244            --              --            3,244
  General and administrative                       4,669            --              --            4,669
  Exploration costs                                  931            --              --              931
                                                --------      --------        --------         --------
                                                  25,858         2,123           4,766           32,747
                                                --------      --------        --------         --------

Operating loss                                    (6,027)       11,729          (4,766)             936

Other income (expenses):
  Provision for litigation expense                (2,349)           --              --           (2,349)
  Interest expense                                (2,826)           --          (3,128)(F)       (5,954)
  Other                                              603            --              --              603
                                                --------      --------        --------         --------
                                                  (4,572)           --          (3,128)          (7,700)
                                                --------      --------        --------         --------

Income (loss) before income taxes                (10,599)       11,729          (7,894)          (6,764)
Income tax expense                                    --            --              --               --
                                                --------      --------        --------         --------
Net income (loss)                                (10,599)       11,729          (7,894)          (6,764)

Preferred stock dividends                          1,380            --           1,884 (G)        3,264
                                                --------      --------        --------         --------
Net income (loss) before minority interest       (11,979)       11,729          (9,778)         (10,028)
Minority interest                                     --            --             389 (H)          389
                                                --------      --------        --------         --------
Net income (loss) applicable to common stock    $(11,979)     $ 11,729        $(10,167)        $(10,417)
                                                ========      ========        ========         ========
Basic and diluted loss per share
  of common stock                               $  (1.78)                                      $  (1.55)
                                                ========                                       ========
Weighted average shares outstanding -
  basic and diluted                                6,731                                          6,731
                                                ========                                       ========

     See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                     SHERIDAN ENERGY, INC. AND SUBSIDIARIES

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements


Note 1.  Basis of Presentation

     The unaudited pro forma condensed consolidated financial statements of Sheridan Energy, Inc. and its subsidiaries ("Sheridan" or the "Company") have been prepared to give effect to the acquisition, for approximately $58.0 million, effective November 1, 1998, of certain properties (the "California Properties") of Amerada Hess Corporation (the "Amerada Transaction") through a newly formed subsidiary, Sheridan California Energy, Inc. ("SCEI") and the related financing transactions including the issuance of SCEI's seven-year redeemable non-voting preferred stock (the "SCEI Preferred Stock") and shares of SCEI's common stock, and the establishment of a borrowing base facility (the "SCEI Facility") with Bank One, Texas N.A., ("Bank One") as if such acquisition and financing transactions had taken place as of January 1, 1998 for the Pro Forma Condensed Consolidated Statement of Operations and as of December 31, 1998 for the Pro Forma Condensed Consolidated Balance Sheet.

     The SCEI Facility has an initial borrowing base of $43.0 million with a maturity of December 31, 2001. Under the SCEI Facility, SCEI may elect to borrow at Bank One's stated rate (7.75% at December 31, 1998) or LIBOR (5.06% at December 31, 1998) plus 2.5%. The SCEI Facility is secured by substantially all of SCEI's oil and gas properties and is repayable through monthly borrowing base reductions of $450,000. The borrowing base is redetermined every six months or at Bank One's discretion. At closing on January 25, 1999, SCEI borrowed $30.6 million and anticipates borrowing an additional $7.1 million upon final closing of the Amerada Transaction in April 1999. The SCEI Facility is repayable only by SCEI and is not an obligation of Sheridan.

     The SCEI Facility requires the maintenance of certain financial ratios including ratios relating to working capital, tangible net worth, cash flow to debt service of at least 1.1 to 1.0 and annual limitations on general and administrative expense and non-oil and gas capital expenditures. In addition, the payment of dividends on SCEI common stock and preferred stock is restricted except that cash dividends may be paid on the SCEI Preferred Stock if SCEI has a cash flow to debt service of at least 1.2 to 1.0.

     In addition, the Company entered into an agreement with Calpine Corporation and CPN Production Company ("CPN"), each unaffiliated parties, pursuant to which SCEI was created to acquire and own the California Properties. CPN contributed $14.9 million in cash and received $13.0 million in SCEI Preferred Stock and 20% of the outstanding common stock of SCEI. In certain circumstances, the Company may be entitled to acquire the common stock held by CPN. The Company contributed $3.0 million in cash and $4.6 million of seismic data and oil and gas producing assets in California and received 80% of the outstanding common stock of SCEI.

     The SCEI Preferred Stock provides for cash dividends in an amount equal to $0.70 per share payable annually (a 14.0% annual rate) or, at the discretion of SCEI, dividends may be paid by issuing additional fully paid and non-assessable shares of SCEI Preferred Stock in an amount equal to .07 additional shares (a 14.0% annual rate) for each share of SCEI Preferred Stock then issued and outstanding. The SCEI Preferred Stock is redeemable from time to time at the discretion of SCEI and must be redeemed on January 15, 2006, or upon the occurrence of certain defined situations, including a change of control or a default as defined in the SCEI Preferred Stock designation.

                     SHERIDAN ENERGY, INC. AND SUBSIDIARIES

   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements


    The unaudited pro forma condensed consolidated financial statements give effect only to the adjustments set forth in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. Unaudited pro forma information is not necessarily indicative of the results of operations or financial position which would have occurred had the Amerada Transaction and related financing transactions been consummated on the dates indicated, nor is it necessarily indicative of the Company's future results of operations or financial position.

Note 2.  Pro Forma Adjustments

    (A) To record the Amerada Transaction at $58.0 million, net of $2.8 million receivable in relation to results of operations for the period from the effective date, November 1, 1998, to the closing date, January 25, 1999.

    (B) To record the loan fees incurred relating to the SCEI Facility with Bank One.

    (C) To record bank debt incurred under the SCEI Facility for the Amerada Transaction.

    (D) To record the CPN contribution of $14.9 million in cash in exchange for $13.0 million of SCEI Preferred Stock and 20% of the outstanding shares of SCEI common stock.

    (E) To record estimated depreciation, depletion and amortization for the properties acquired in the Amerada Transaction.

    (F) To record interest on the SCEI Facility with Bank One for the Amerada Transaction based on the current borrowing rate of 7.75% plus other financing costs. Also includes amortization of loan fees over the term of the SCEI Facility (36 months).

         Incremental interest expense includes the following components:

                                                                 Year Ended
                                                              December 31, 1998
                                                              -----------------
         Interest on borrowings and other financing costs
           for the Amerada Transaction                             $ 2,978
         Amortization of loan fees                                     150
                                                                   -------
                                                                   $ 3,128
                                                                   =======

    (G) To record estimated SCEI Preferred Stock dividends at a payment-in-kind dividend rate of 14% annually, payable semi-annually.

    (H)  To reflect 20% minority interest ownership of SCEI.

    (c)  Exhibits

         None

                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    SHERIDAN ENERGY, INC.


Date: April 9, 1999                 By: /s/ Michael A. Gerlich
                                        -----------------------------
                                        Michael A. Gerlich
                                        Vice President
                                        and Chief Financial Officer

                                       13